Exhibit 99

Contact:
Bradley D. Lehan
(904) 819-2128

FLORIDA EAST COAST INDUSTRIES ANNOUNCES RULING AFFECTING ROCK MINING IN SOUTH FLORIDA

ST. AUGUSTINE, FL, March 29, 2006 -- Florida East Coast Industries, Inc. (NYSE: FLA) (“FECI”)today announced that the United States District Court for the Southern District of Florida has ruled that several mining permits for the Lake Belt area in South Florida were granted to its aggregate customers without issuance of an adequate Environmental Impact Statement (EIS) and other deficiencies.

The ruling was made by a federal judge in Miami on a challenge by environmentalists to certain permits issued by the US Army Corps of Engineers (Corps) for mining in the Lake Belt district near Miami, Florida. The judge has ruled that there were deficiencies in the procedures and analysis undertaken by the Corps in connection with the EIS. The judge has remanded the matter to the Corps and the Fish and Wildlife Service (FWS) for a supplemental EIS and consideration of the other deficiencies. A hearing will be held before the judge on May 10th to evaluate the status of mining pending the outcome of the Corps’ and FWS’s additional analysis. Mining will be unaffected prior to that hearing.

FECI’s subsidiary, Florida East Coast Railway (Railway), transports aggregate mined by customers under permits in the Lake Belt.  For the year ended December 31, 2005, the Railway generated approximately $70 million or 29% of its revenue from the movement of aggregate.  The Company believes that a significant portion of the aggregate the Railway transports is mined under these permits.

The financial impact of this ruling on Florida East Coast Industries cannot currently be assessed due to the uncertainty of how mining operations will be affected pending the Army Corps of Engineers’ reconsideration of the permits.

Adolfo Henriques, Chairman, President and Chief Executive Officer of Florida East Coast Industries, stated, “We believe a solution can be reached that allows for mining while protecting the environment.”

About Florida East Coast Industries, Inc.

Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, develops, leases and manages 8.1 million square feet of commercial and industrial space, as well as an additional 119,000 square feet under construction, and owns approximately 643 acres of entitled land and approximately 2,540 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of main line track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company’s website at http://www.feci.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company’s present expectations or beliefs concerning future events. These statements may be identified by the use of words like “plan,” “expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could,” “may”, and other expressions that indicate future events and trends. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements.  Important factors that could cause such differences include, but are not limited to, the changing general economic, business, competitive, regulatory and market conditions, weather related damages/problems, power outages (particularly in the state of Florida, the southeast US and the Caribbean) and ability of the Company to complete its financing plans, likely outcome or what impact the Lake Belt ruling may have on the Company’s aggregate business, other risks inherent in the real estate and other businesses of the Company.   Further information on these and other risk factors is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.